Exhibit 4.1
MERIDIAN CORPORATION
8.00% SUBORDINATED NOTE DUE 2033
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO, AND IN ACCORDANCE WITH, A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT AT THE TIME OF SUCH TRANSFER OR (B) UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (INCLUDING, IF AVAILABLE, THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT).
THE SECURITY AND THE OBLIGATIONS OF THE COMPANY AS EVIDENCED BY THIS SUBORDINATED NOTE (1) ARE NOT A DEPOSIT AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR FUND AND (2) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO ALL SENIOR INDEBTEDNESS (AS DEFINED HEREIN).
CERTAIN ERISA CONSIDERATIONS:
ANY PURCHASER OR HOLDER OF THIS NOTE OR ANY INTEREST THEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS ACQUISITION OF THE NOTE THAT EITHER (1) IT IS NOT A PENSION, PROFIT-SHARING OR OTHER EMPLOYEE BENEFIT PLAN (EACH, A “PLAN”) SUBJECT TO THE U.S. EMPLOYEE RETIREMENT INCOME NOTE ACT OF 1974, AS AMENDED (“ERISA”), AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY (A “PLAN ASSET ENTITY”) OR AN EMPLOYEE BENEFIT PLAN THAT IS A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA), A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) OR A NON-U.S. PLAN (AS DESCRIBED IN SECTION 4(B)(4) OF ERISA) (EACH, A “NON-ERISA ARRANGEMENT”) AND IS NOT PURCHASING THE NOTE ON BEHALF OF OR WITH THE ASSETS OF ANY PLAN, PLAN ASSET ENTITY OR NON-ERISA ARRANGEMENT OR (2) THE ACQUISITION OF THE NOTE WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR A SIMILAR VIOLATION UNDER ANY OTHER APPLICABLE FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS.

Exhibit 4.1

No. 2033-[●]
MERIDIAN CORPORATION
8.00% SUBORDINATED NOTE DUE 2033
1.    Subordinated Notes. This Subordinated Note is one of a duly authorized issue of notes of Meridian Corporation, a Pennsylvania corporation (the “Company”), designated as the “8.00% Subordinated Notes due 2033” (the “Subordinated Notes”) in an aggregate principal amount of $9,740,000 and initially issued on September 22, 2023. The Company has issued this Subordinated Note pursuant to the terms of that certain Note Purchase Agreement dated as of September 22, 2023, as the same may be amended or supplemented from time to time (“Purchase Agreement”), between the Company and the purchasers of the Subordinated Notes. All capitalized terms not otherwise defined in this Subordinated Note will have the meanings assigned to them in the Purchase Agreement. This Subordinated Note is subject to all such terms, and the Holder (as defined below) is referred to the Purchase Agreement for terms and conditions applicable to this Subordinated Note that are in addition to those provided in this Subordinated Note. To the extent any provision of this Subordinated Note irreconcilably conflicts with the express provisions of the Purchase Agreement, the provisions of the Purchase Agreement will govern and be controlling.
2.    Payment. The Company, for value received, promises to pay to [●] (the “Holder”), or the Holder’s registered assigns, the principal sum of U.S.$[●], plus accrued but unpaid interest on September 22, 2033 (the “Maturity Date”) and to pay interest thereon (i) from and including the original issue date of the Subordinated Notes to, but excluding September 22, 2033 or the earlier redemption date contemplated by Section 4 (Redemption) of this Subordinated Note at the rate of 8.00% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months and payable semi-annually in arrears on February 15th and August 15th of each year (each payment date, an “Interest Payment Date”), beginning February 15, 2024. Dollar amounts resulting from this calculation shall be rounded to the nearest cent, with one-half cent being rounded up.
Payment of the principal and interest payable on the Maturity Date will be made by wire transfer in immediately available funds to a bank account in the United States designated by the Holder or by other means as may be mutually agreed by the Holder and the Company, upon presentation and surrender of this Subordinated Note at the office of the Company or at such other place or places as the Company shall designate by notice to the Holders, provided that this Subordinated Note is presented to the Company in time for the Company to make such payments in such funds in accordance with its normal procedures. Payments of interest (other than interest payable on the Maturity Date or upon early redemption) shall be made by wire transfer in immediately available funds or check mailed to the person entitled thereto, as such person’s address appears on the Security Register maintained by the Company as of the applicable Record Date or to such other address in the United States as any Holder shall designate to the Company in writing not later than the relevant Record Date, or by such other means as may be mutually agreed by the Holder and the Company. Interest payable on any Interest Payment Date shall be payable to the holder in whose name this Subordinated Note is registered at the close of business on the fifteenth calendar day (whether or not a Business Day) immediately preceding the applicable Interest Payment Date (such date being referred to herein as the “Record Date”). To the extent permitted by applicable law, interest shall accrue, at the rate at which interest accrues on the principal of this Note, on any amount of principal of or interest on this Subordinated Note not paid when due. All payments on this Subordinated Note shall be applied first to accrued interest and then the balance, if any, to principal. A “Business Day” means any day other than a Saturday, Sunday, federal holiday or day on which banks in the State of New York are authorized or obligated by law or executive order to close.
3.    Subordination. The indebtedness of the Company evidenced by this Subordinated Note, including the principal thereof and interest thereon, is, to the extent and in the manner set forth herein, subordinate and junior in right of payment to obligations of the Company constituting the Senior Indebtedness and will rank pari passu in right of payment with all other Subordinated Notes.
For purposes of this Subordinated Note, “Senior Indebtedness” means the principal of, and premium, if any, and interest, including interest accruing after the commencement of any bankruptcy proceeding relating to the Company, on, or substantially similar payments the Company makes in respect of the following categories of debt, whether that debt was outstanding on the date of execution of the Purchase Agreement or thereafter incurred, created or assumed: (1) all indebtedness of the Company for borrowed money, whether or not evidenced by notes, debentures, bonds, securities or other similar instruments issued under the provisions of any indenture, fiscal agency agreement, debenture or note purchase agreement or other agreement, including any senior debt securities that may be offered; (2) indebtedness of the Company for money borrowed or represented by purchase money obligations, as defined below; (3) the Company’s obligations as lessee under leases of property whether made as part of a sale and leaseback transaction to which it is a party or otherwise; (4) reimbursement and other obligations relating to letters

Exhibit 4.1
of credit, bankers’ acceptances and similar obligations and direct credit substitutes; (5) all obligations of the Company in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contacts, commodity contracts and other similar arrangements; (6) all of the Company’s obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business; (7) any other obligation of the Company to its general creditors; (8) all obligations of the type referred to in clauses (1) through (7) of other persons for the payment of which the Company is liable contingently or otherwise to pay or advance money as obligor, guarantor, endorser or otherwise; (9) all obligations of the types referred to in clauses (1) through (8) of other persons secured by a lien on any property or asset of the Company; and (10) deferrals, renewals or extensions of any of the indebtedness or obligations described above.
However, clauses (1) through (10) above exclude: (y) any indebtedness, obligation or liability that is subordinated to indebtedness, obligations or liabilities of the Company to substantially the same extent as or to a greater extent than the Subordinated Notes are subordinated; and (z) the Subordinated Notes and, unless expressly provided in the terms thereof, any indebtedness of the Company to its subsidiaries.
As used above, the term “purchase money obligations” means indebtedness, obligations evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, issued to evidence the obligation to pay or a guarantee of the payment of, and any deferred obligation for the payment of, the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable as set forth in clause (6) above.
4.    Redemption.
(a)    The Company may, at its option, on any Interest Payment Date on or after August 15, 2028, redeem this Subordinated Note, in whole or in part, without premium or penalty, but in all cases in a principal amount with integral multiples of $1,000. In addition, the Company may redeem all, but not a portion of the Subordinated Notes, at any time upon the occurrence of a Tier 2 Capital Event, Tax Event or an Investment Company Event. Any redemption of this Subordinated Note shall be subject to the prior approval of the Federal Reserve (or its designee) or any successor agency, and any other banking regulatory agency, to the extent such approval shall then be required by law, regulation or policy. This Subordinated Note is not subject to redemption at the option of the Holder. The Redemption Price with respect to any redemption permitted hereunder will be equal to 100% of the principal amount of this Subordinated Note, or portion thereof, to be redeemed, plus accrued but unpaid interest and Additional Interest, if any, thereon to, but excluding, the Redemption Date.
(b)    If less than the then outstanding principal amount of this Subordinated Note is redeemed, (i) a new note shall be issued representing the unredeemed portion without charge to the Holder thereof and (ii) such redemption shall be effected on a pro rata basis as to the Holders. For purposes of clarity, upon a partial redemption, a like percentage of the principal amount of every Subordinated Note held by every Holder shall be redeemed.
(c)    If notice of redemption has been duly given and notwithstanding that any Subordinated Notes so called for redemption have not been surrendered for cancellation, on and after the Redemption Date interest shall cease to accrue on all Subordinated Notes so called for redemption, all Subordinated Notes so called for redemption shall no longer be deemed outstanding and all rights with respect to such Subordinated Notes shall forthwith on such Redemption Date cease and terminate (unless the Company shall default in the payment of the redemption price), except only the right of the Holder thereof to receive the amount payable on such redemption, without interest.
For purposes of this Subordinated Note:
“Investment Company Event” means the receipt by the Company of a legal opinion from counsel experienced in such matters to the effect that there is a material risk that the Company is or, within 90 days of the date of such legal opinion will be, considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended.
“Tax Event” means the receipt by the Company of a legal opinion from counsel experienced in such matters to the effect that there is a material risk that interest paid by the Company on the Subordinated Notes is not, or, within 90 days of the date of such legal opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

Exhibit 4.1
“Tier 2 Capital” means Tier 2 capital for purposes of capital adequacy regulations of the Federal Reserve Board, as then in effect and applicable to the Company.
“Tier 2 Capital Event” means the receipt by the Company of a legal opinion from counsel experienced in such matters to the effect that the Subordinated Notes do not constitute, or within 90 days of the date of such legal opinion will not constitute, Tier 2 Capital (or its then equivalent if the Company were subject to such capital requirement).
Nothing in this Subordinated Note, include the provisions of this Section 4, shall prohibit the Company from repurchasing one or more Subordinated Notes from the Holder or Holders thereof, and such repurchases shall not be deemed to be “redemptions” for purposes of the Subordinated Notes; provided, however, that any such repurchases shall be made in conformity with all applicable laws and regulations (including, if required, receipt of regulatory approval).
5.    Events of Default; Acceleration. An “Event of Default” means any one of the events described in this Section 5. If an Event of Default described in Section 5(1) or Section 5(2) occurs, then the principal amount of all of the outstanding Subordinated Notes, and accrued and unpaid interest, if any, on all outstanding Subordinated Notes will become and be immediately due and payable without any declaration or other act on the part of the Holder, and the Company waives demand, presentment for payment, notice of nonpayment, notice of protest, and all other notices. Notwithstanding the foregoing, because the Company will treat the Subordinated Notes as Tier 2 Capital, upon the occurrence of an Event of Default other than an Event of Default described in Section 5(1) or Section 5(2), the Holder may not accelerate the maturity of the Subordinated Notes and may not make the principal of, and any accrued and unpaid interest on, the Subordinated Notes, immediately due and payable. If any Event of Default occurs and is continuing, the Holder may also pursue any other available remedy to collect the payment of principal of, and interest on, the Subordinated Notes then due and payable or to enforce the performance of any provision of the Subordinated Notes or the Purchase Agreement. Upon becoming aware of any Event of Default, the Company will promptly deliver to the Holders a written statement specifying the Event of Default.
An “Event of Default” means any one of the following events (whatever the reason for such Event of Default and whether it will be voluntary or involuntary or be effected by operation of law or in accordance with any judgment, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body):
(1)the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case or proceeding under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, and such decree or order will have continued unstayed and in effect for a period of 30 consecutive days;
(2)the commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, or the consent by the Company to the entry of a decree or order for relief in an involuntary case or proceeding under any such law;
(3)the failure of the Company to pay any installment of interest on any of the Subordinated Notes as and when the same will become due and payable, and the continuation of such failure for a period of 30 days;
(4)the failure of the Company to pay all or any part of the principal of any of the Subordinated Notes as and when the same will become due and payable under the Subordinated Notes;
(5)the failure of the Company to perform any other covenant or agreement on the part of the Company contained in the Subordinated Notes or in the Purchase Agreement, and the continuation of such failure for a period of 30 days after the date on which notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that the Company remedy the same, will have been given to the Company by the Holders of at least 25% in aggregate principal amount of the Subordinated Notes at the time outstanding; or
(6)the default by the Company under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company having an aggregate principal amount outstanding of at least $15,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.
Upon an Event of Default, the Company may not declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s capital stock, make

Exhibit 4.1
any payment of principal or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank equal with or junior to this Subordinated Note, or make any payments under any guarantee that ranks equal with or junior to this Subordinated Note, other than: (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of the Company’s common stock; (ii) any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock; (iv) the purchase of fractional interests in shares of the Company’s capital stock in accordance with the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (v) purchases of any class of the Company’s common stock related to the issuance of common stock or rights under any benefit plans for the Company’s directors, officers or employees or any of the Company’s dividend reinvestment plans.

Notwithstanding anything in this Subordinated Note to the contrary, if there shall have occurred and be continuing (a) a default in any payment with respect to any Senior Indebtedness or (b) an event of default with respect to any Senior Indebtedness as a result of which the maturity thereof is accelerated, unless and until such payment default or event of default shall have been cured or waived or shall have ceased to exist, no payments shall be made by The Company with respect to this Subordinated Note.
6.    Failure to Make Payments. In the event of the occurrence of an Event of Default described in Section 5(3) or Section 5(4), and such default continues for a period of thirty (30) days, the Company will pay each Holder, upon the demand of such Holder, the whole amount then due and payable with respect to this Subordinated Note for principal and interest (without acceleration), with interest upon the overdue principal, any premium and, to the extent permitted by applicable law, upon any overdue installments of interest at the rate or respective rates, as the case may be, provided for or with respect to this Subordinated Note or, if no such rate or rates are so provided, at the rate or respective rates, as the case may be, of interest borne by this Subordinated Note. If the Company fails to pay such amount upon such demand, the Holder may, among other things, institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company and collect the amounts adjudged or decreed to be payable in the manner provided by law out of the property of the Company.
7.    Denominations, Transfer, Exchange. The Subordinated Notes are issuable only in registered form without interest coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Except as otherwise provided herein and in the Purchase Agreement, this Subordinated Note is transferable in whole and not in part, and may be exchanged for a like aggregate principal amount of Subordinated Notes of other authorized denominations, by the Holder in person, or by his attorney duly authorized in writing, at the office of the Company. The Company shall maintain a register providing for the registration of ownership of the Subordinated Notes and any exchange or transfer thereof (the “Security Register”). Upon presentation of this Subordinated Note for exchange or registration of transfer, the Company shall execute, authenticate and deliver in exchange therefor a Subordinated Note or Subordinated Notes of like tenor and terms, each in a denomination of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 and, in the absence of an opinion of counsel satisfactory to the Company to the contrary, bearing the restrictive legends set forth on the face of this Note and that is or are registered in such name or names requested by the Holder. Any Subordinated Note presented for registration of transfer or for exchange shall be duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company, and shall be accompanied by such evidence of due authorization and guarantee of signature as may reasonably be required by the Company in form satisfactory to the Company, duly executed by the Holder or his attorney duly authorized in writing, with such tax identification number or other information for each person in whose name a Subordinated Note is to be issued, and accompanied by evidence of compliance with any restrictive legends appearing on such Subordinated Note or Subordinated Notes as the Company may reasonably request to comply with applicable law. No exchange or registration of transfer of this Subordinated Note shall be made on or after the fifteenth day immediately preceding the Maturity Date. This Subordinated Note is subject to the restrictions on transfer of the Purchase Agreement, a copy of which is on file with the Company. Subordinated The Note may not be sold or otherwise transferred except in compliance with the Purchase Agreement.
8.    Charges and Transfer Taxes. No service charge will be made for any registration of transfer or exchange of this Subordinated Note, or any redemption or repayment of this Subordinated Note, or any conversion or exchange of this Subordinated Note for other types of securities or property, but the Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges that may be imposed in connection with the transfer or exchange of this Subordinated Note from the Holder requesting such transfer or exchange.
9.    Persons Deemed Owners. The Company and any agent of the Company may treat the person in whose name this Subordinated Note is registered as the owner hereof for all purposes, whether or not this Subordinated Note is overdue, and neither the Company nor any such agent will be affected by notice to the contrary.

Exhibit 4.1
10.    Amendments; Waivers. The Purchase Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Subordinated Notes at any time by the Company with the consent of the holders of a majority in principal amount of the then outstanding Subordinated Notes. The Purchase Agreement also contains provisions permitting the Holders of specified percentages in principal amount of the then outstanding Subordinated Notes, on behalf of the Holders of all Subordinated Notes, to waive certain past defaults under the Purchase Agreement and the Subordinated Notes and their consequences. Any such consent or waiver by the Holder of this Subordinated Note will be conclusive and binding upon such Holder and upon all future holders of this Subordinated Note and of any Subordinated Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Subordinated Note. No delay or omission of the Holder to exercise any right or remedy accruing upon any Event of Default shall impair such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Any insured depository institution which shall be a Noteholder or which otherwise shall have any beneficial ownership interest in any Subordinated Note shall, by its acceptance of such Subordinated Note (or beneficial interest therein), be deemed to have waived any right of offset with respect to the indebtedness evidenced thereby.
11.    No Impairment. No reference herein to the Purchase Agreement and no provision of this Subordinated Note or of the Purchase Agreement will alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest (if any) and Additional Interest on this Subordinated Note at the times, place and rate as herein prescribed.
12.    Sinking Fund; Convertibility. This Subordinated Note is not entitled to the benefit of any sinking fund. This Subordinated Note is not convertible into or exchangeable for any of the equity securities, other securities or assets of the Company or any of its subsidiaries.
13.    Further Issues. The Company may, from time to time, without the consent of any Holder, create and issue additional notes having the same terms and conditions of the Subordinated Notes in all respects (except for the issue date, issue price and initial Interest Payment Date) so that such additional notes would form a single series with the Subordinated Notes and rank equally and ratably with the Subordinated Notes or would form a new series. No additional Subordinated Notes may be issued if any Event of Default has occurred and is continuing with respect to the Subordinated Notes.
14.    No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement contained in the Purchase Agreement or in this Subordinated Note, or for any claim based thereon or otherwise in respect thereof, will be had against any past, present or future shareholder, employee, officer, or director, as such, of the Company or of any predecessor or successor, either directly or through the Company or any predecessor or successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Subordinated Note by the Holder and as part of the consideration for the issuance of this Subordinated Note.
15.    Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act). Additional abbreviations may also be used though not in the above list.
16.    Available Information. The Company will furnish to the Holder upon written request and without charge a copy of the Purchase Agreement. Requests by Holder to the Company may be made to: Meridian Corporation, 9 Old Lincoln Highway, Malvern, Pennsylvania 19355, Attention: Chief Financial Officer.
17.    Notices. All notices to the Company under this Subordinated Note shall be in writing and addressed to the Company at Meridian Corporation, 9 Old Lincoln Highway, Malvern, Pennsylvania 19355, Attention: Chief Financial Officer, or to such other address as the Issuer may provide by notice to the Holder. All notices to the Holders shall be in writing and sent by first-class mail to each Holder at his, her or its address as set forth in the Security Register.
18.    Governing Law. THIS SUBORDINATED NOTE WILL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY LAWS OR PRINCIPLES OF CONFLICT OF LAWS THAT WOULD APPLY THE LAWS OF A DIFFERENT JURISDICTION.
[Signature Page Follows]

Exhibit 4.1

Exhibit 4.1

IN WITNESS WHEREOF, the undersigned has caused this Subordinated Note to be duly executed and attested.
Meridian Corporation

By:
Name:	Christopher J. Annas
Title:	President and Chief Executive Officer

ATTEST:

Name:	Michael Curry
Title:	Secretary
[Signature Page to Subordinated Note]